Exhibit 4.4

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE THREE MONTHS AND YEAR ENDED JULY 31, 2025

(Expressed in Canadian Dollars)

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following Management’s Discussion and Analysis (“MD&A”) dated October 29, 2025 is intended to assist readers in understanding the business environment, performance and risk factors of Cizzle Brands Corporation (“Cizzle Brands” or the “Company”). The following MD&A should be read in conjunction with the year end financial statements of the Company and the notes to those statements for the year ended July 31, 2025. The accompanying year end financial statements have been prepared and are the responsibility of the Company’s management. The year end financial statements, including comparatives, have been prepared per International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Unless otherwise noted herein, all references to “$” are to the currency of the Canadian dollars.

In addition to reviewing this MD&A, readers are encouraged to read the Corporation’s public information filings available on the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedarplus.com.

The Company’s fiscal year commences August 1st of each year and ends on July 31st of the following year. The Company’s current fiscal year, which ended on July 31, 2025, is referred to as the current fiscal year”, “fiscal 2025”, or using similar words. The Company’s current three months ended July 31, 2025, is referred to as the “current fiscal quarter”, “fourth quarter of fiscal 2025”, “Q3 2025” or using similar words. The Company’s prior fiscal year, which began January 10, 2024 (date of incorporation) and ended on July 31, 2024, is referred to as the “prior fiscal year”, “fiscal 2024”, or using similar words. The Company’s prior three months ended July 31, 2024, is referred to as the “fourth quarter of fiscal 2024”, “Q4 2024” or using similar words.

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COMPANY OVERVIEW

Cizzle Brands Corporation ("Cizzle Brands" or the "Company"), formed through a reverse take-over in 2024, is committed to health and wellness through innovative beverage and nutrition products. In May 2024, the Company launched CWENCH Hydration, a sports drink designed with natural ingredients and aimed at enhancing athletic performance. CWENCH Hydration contains no sugar, less than 10 calories per serving, and features a mix of 6+ electrolytes, promoting effective hydration. CWENCH Hydration is currently available in five flavors, including Blue Raspberry, Cherry Lime, Rainbow Swirl, Berry Crush, and Tropical Flow, in addition to limited release flavours. In January 2025, the Company launched SPOKEN Nutrition, a premium brand of athlete-grade nutraceuticals that carry the prestigious NSF Certified for Sport® qualification, making SPOKEN products eligible for use by athletes in several major-league and minor- league organizations, as well as the NCAA. Most recently, in September 2025, the Company launched HappiEats Sport Pasta. HappiEats is the Company’s line of food products whose mission is to fuel high- performing lifestyles with better-for-you products made from real, high-quality ingredients. Sport Pasta is a high-protein, lower glycemic index pasta designed for athletes of all ages.

Cizzle Brands partners with high-profile athletes such as Nathan MacKinnon, Andrew Wiggins, Cole Caufield and Adriana Leon, as well as established and respected doctors, trainers and dieticians such as Andy O’Brien, Dr. Jordan Shallow, Dr. Matt Frakes, Dr. Sachin Patel, Brianne Brown, Ben Prentiss and David Lawrence to develop its products, enhance brand visibility and foster authentic connections with performance-driven consumers. This strategic collaboration positions the Company as a trusted choice for athletes and health-conscious individuals seeking clean, effective hydration and nutrition options.

Cizzle Brands aims to become a leader in the health, wellness and hydration markets, leveraging its athlete endorsements and product formulations to differentiate itself from competitors.

OUTLOOK & STRATEGY

Cizzle Brands’ mission is to elevate the game in health & wellness by positioning itself at the forefront of an emerging secular shift towards healthier hydration and nutrition options happening in consumer markets.

Consumers are becoming increasingly aware of how unhealthy foods continue to have a significant negative impact on health and quality of life. Globally, obesity rates have tripled since 1975 and increased nearly 33% since 2018. In the US 42.4% of adults and 19.7% of children are classified as obese.1 As a result, the number of people with Type 2 diabetes has increased 5x since 1980,² with 34.2 million Americans now having Type 2 diabetes2 and rates climbing more steeply in children and young adults. 3

1https://www.who.int/news-room/fact-sheets/detail/obesity-and-overweight

2IFS Diabetes Atlas

3CDC Diabetes Data & Statistics

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The Company views the primary driver of the changes noted above to be diet, with ultra-processed foods often being rich in added sugars, unhealthy fats, and artificial ingredients. Sugar has become the new “bad word” in the world of health & wellness.

While some consumers attempt to eat healthier, their choices are often unappetizing, uninspired or expensive. This has created an opportunity for companies like Cizzle Brands with strong brands, high quality ingredients and premium products to thrive.

These combined trends are why the Company has positioned itself to provide consumers with high- performing alternatives that are healthy, taste great, and meet their needs.

The Company's first product to market is CWENCH Hydration, which is a premium hydration product positioned for the $97 billion dollar functional drinks industry, in which demand for premium and zero sugar products are the fastest growing categories (51% and 46%, respectively). Containing no sugar, only 10 calories and 6+ performing electrolytes, CWENCH Hydration is a next generation sports hydration drink developed by strength coach, Andy O'Brien, and the team at Cizzle Brands.

The Company’s second product line to market is SPOKEN Nutrition, a premium brand of athlete-grade nutraceuticals that carry the prestigious NSF Certified for Sport® qualification, making SPOKEN products eligible for use by athletes in several major-league and minor-league organizations, as well as the NCAA.

The Company’s third product lie to market is HappiEats, its line of food products. HappiEats mission is to fuel high-performing lifestyles with better-for-you products made from real, high-quality ingredients. The first product launched under the HappiEats brand is Sport Pasta, a high-protein, lower glycemic index pasta designed for athletes of all ages.

The Company also has a robust portfolio of innovative products and brands that it expects to launch within the next 24 months, which includes but is not limited to the products listed below, and will continue to evaluate market conditions to determine when and if to launch any of the following products.

•	CWENCHIE: a formulation and format of CWENCH Hydration designed specifically for children.

•	HappiEats SnakStars: a brand of snack products fortified with 8g - 12g of protein designed for the youth snack market.

Our Growth Strategy

Our growth strategy uses a fly-wheel approach whereby we create aspirational products, used by aspirational people who inspire key adopters to use the products, which then drives mainstream awareness and purchasing decisions.

The initial focus was to generate endorsements from athletes with strong awareness in some of our key demographics. As CWENCH Hydration was formulated by Andy O’Brien to meet the needs of his clients, it has been endorsed by professional athletes, including 2024 National Hockey League (“NHL”) MVP and Colorado Avalanche forward, Nathan MacKinnon, Montreal Canadien forward, Cole Caufield, National Basketball Association (“NBA”) All-Star and Miami Heat, Andrew Wiggins, Canadian Olympic soccer player, Adriana Leon, and up-and-coming professional hockey players Gavin McKenna, Chloe Primerano and Jade Iginla.

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Strategically, the launch of SPOKEN Nutrition was designed to fill a void in the nutritional supplements industry with products designed for elite athletes’ needs. Formulated by professional strength and conditioning coaches Andy O’Brien, Dr. Jordan Shallow, Dr. Matt Frakes, Dave Lawrence, Brianne Brown and Ben Prentiss, SPOKEN’s line of supplements are NSF for Sport certified thereby ensuring professional athletes can take them without risk of violating any banned substances rules or regulations. By developing a line of superior nutritional supplements, the Company is able to bring a broad range of athletes into its ecosystem, further its strategy of aspirational products for aspirational people.

To date, the Company’s products have been ordered by more than 21 NHL Teams, 21 Major League Baseball teams, 5 NFL Teams and 4 NBA teams.

At the same time that Cizzle Brands has been developing entrenched relationships with professional athletes and trainers, it has been focused on building awareness in key foundational accounts, with a specific emphasis on youth hockey, including a sponsorship with the NHL’s Ottawa Senators to become the Official Sports drink of the Senators and to launch a limited-time flavour of CWENCH Hydration called PowerPlay Punch that will be branded with the Senators’ logo and sold in the Capital Region of Canada, as well as a sponsorships with USA Hockey, the national governing body for the sport of ice hockey in the United States that includes more than one million players, coaches, officials and volunteers across the country, and Massachusetts Hockey, Minnesota Hockey and Michigan Amateur Hockey Association, the organizing bodies for youth hockey in those states, where hockey remains one of the predominant sports for kids. In addition, the Company has sponsored over 500 youth hockey teams across Canada, as well as key tournaments and the naming rights to The CWENCH Centre, a Canlan Community, a sports facility in Toronto, Ontario.

The combined effect of this positioning creates strong brand awareness among key demographics for the Company. To support this, the Company is building a strategic sales channel mix, with initial focus on "points of sweat" (e.g. gyms, arenas, training facilities) and speciality sports retailers, along with selected grocery retailers, to ensure its products are available at locations where our key demographics shop. This helps ensure high velocity of sales while preserving margins.

Cizzle Brands’ products are currently available in over 5,100 points of distribution across North America and Europe, including Sport Chek, Canadian Tire, Pro Hockey Life, LifeTime Fitness, Source for Sports, Metro, Fortinos, London Drugs, Sobeys, Loblaws, Real Canadian Superstore, Circle K, PetroCanada and many other leading retailers. CWENCH Hydration is also being distributed by a number of major distributors, including Van Houtte Coffee Services Inc., a subsidiary of Keurig Dr. Pepper.

As brand presence for CWENCH Hydration grows, the Company's channel mix will increasingly include additional grocery stores as well as convenience stores and gas stations, grocery stores, pharmacies, wholesale clubs, food service companies and online sales platforms in both North America and Europe. This strategic approach ensures that its products are readily available to consumers across a wide range of locations, meeting the demands of diverse markets while preserving margins.

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2025 HIGHLIGHTS

•	The Company successfully achieved many of its target milestones for the fiscal year, including significantly expanding the foundational accounts carrying CWENCH Hydration, launching various marketing campaigns to build awareness for its brands and launched Spoken Nutrition.

•	During the fiscal 2025, the Company announced that major retailers across Canada and the US have started carrying CWENCH Hydration, including Sport Chek, Source for Sports, Pro Hockey Life, Healthy Planet, Sobeys, Farm Boy, London Drugs, Fortinos Supermarkets, Canco Petroleum, Metro Grocery stores in Ontario and Quebec, Farm Boy, Healthy Planet, United Supermarkets, Golf Town and MacEwen-owned gas stations in Alberta.

•	Revenues totalled $13.2 million (vs $2.1 million in FY2024)

•	Gross Profit totalled $7.5 million (vs $1.2 million in FY2024), with a Gross Margin of 57% (vs 57% in FY2024).

•	Adjusted EBITDA of $(8.9) million (vs $(3.4) million in FY2024).

OUR FINANCIAL MODEL

Cizzle Brands’ financial model prioritizes investment today to drive sustainable, high-margin growth tomorrow. Our strategy centers on delivering premium, innovative products that command strong pricing and margins, supported by ongoing investment in brand, systems, and distribution. Partnerships with leading athletes, customers, and suppliers build credibility and expand reach, while disciplined cost management and pricing ensure profitability. By focusing on quality, innovation, and network relationships, we are building a solid foundation for long-term value and future expansion.

Net Sales

Revenue is recognized across two primary channels: Retail / Wholesale sales to distributors and retailers, and Direct-to-Consumer transactions via e-commerce platforms. The Company recognizes revenue in accordance with IFRS 15, Revenue from Contracts with Customers. Revenue represents the fair value of consideration received or receivable from customers for the sale of goods, net of applicable sales taxes, discounts, and allowances. The Company’s contracts with customers generally include a single performance obligation: the delivery of goods purchased. The Company does not provide significant after-sale services, rights of return, or other material promises that would give rise to multiple performance obligations.

Most products are manufactured in Canada and the U.S., with select specialty items sourced from Italy and China. Revenue is monitored by region—Canada, USA, and Other. Distribution strategies are adapted to each market, with growth expected in Canadian mass merchandise and club channels, and a targeted approach in U.S. hockey-focused areas. Cizzle Brands maintains strong visibility online and at retail locations, leveraging its own websites and third-party platforms to drive ongoing e-commerce expansion.

The Company’s revenue recognition approach—guided by IFRS 15—ensures sales are properly recorded when control is transferred, supported by thorough internal controls and regular reviews to uphold accuracy across all channels.

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Cost of Sales

Cost of Sales includes the purchase price of the product, procurement and manufacturing costs, as well as expenses required to prepare the product for sale. Such expenses may encompass inbound freight, handling, conversion costs, and other costs directly attributable to bringing the product into a sellable condition.

Gross profit

Management defines “Gross profit” as Net Sales less Cost of Sales. This metric offers essential insight into the Company’s core operating results before accounting for operating expenses. Gross profit serves as a valuable indicator of overall business performance, helping management assess operating efficiency and profitability. Maintaining strong gross profit is crucial for supporting ongoing investment in our brands, enabling the Company to innovate, enhance product quality, and drive long-term growth.

Gross margin

Gross margin is calculated by dividing Gross Profit by Net Sales. Expressed as a percentage, gross margin reflects the proportion of revenue that remains after cost of sales are covered, providing a clear measure of the Company’s ability to manage costs relative to sales. This metric enables management to evaluate pricing strategies, cost controls, and the Company’s competitive position, supporting broader decisions that strengthen financial health and future prospects.

Marketing

Marketing spend refers to the total investment allocated towards promotional activities that are designed to build brand awareness, encourage trial, and reinforce recognition of our product quality and market positioning. These expenditures are strategically directed to enhance our brand’s visibility, attract new consumers, and support our reputation for excellence in the marketplace. By investing in marketing, we aim to drive long-term growth and strengthen our competitive standing through consistent and impactful brand-building initiatives.

Selling, General and Administrative

SG&A expenses consist of salaries and benefits for employees, research and development activities, transportation and distribution costs, and professional fees such as legal, audit, and consulting services. These costs support day-to-day business operations, innovation, product delivery, and regulatory compliance, ensuring the business is ready to scale and respond to future growth opportunities.

Share-based Compensation

Share-based compensation refers to the options, warrants and shares that the company grants to its employees and contractors as part of their overall remuneration. These awards are typically provided in exchange for services rendered and serve as an incentive for retention and performance. By offering equity- based incentives, the Company aligns the interests of our workforce with those of our shareholders, encouraging long-term value creation and commitment.

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Foreign Exchange Loss

Foreign exchange gain or loss reflects the impact of currency conversion costs incurred during the period when transacting in foreign currencies.

Depreciation and Amortization

Depreciation and amortization are applied to fixed, intangible, and right-of-use (ROU) assets using established accounting methods. These standard practices allocate asset costs over their estimated useful lives, ensuring our financial statements consistently reflect asset usage.

Other Expenses

Other Income includes any earnings that do not fit into the main income streams. This category is intended to capture occasional or irregular income that contributes to the total financial picture.

Listing Expense

Listing Fees represent shares issued in connection with the RTO, recorded at fair value as a non-cash expense.

EBITDA Loss

EBITDA Loss is calculated as our net loss, excluding depreciation, amortization, and interest expense. EBITDA Loss is a non-IFRS financial measure. We use EBITDA Loss to provide a clearer view of our operating performance and cash flow.

Adjusted EBITDA Loss

Adjusted EBITDA builds on the EBITDA Loss metric by further excluding certain non-cash and non-recurring items to better reflect our ongoing operating performance. In addition to removing depreciation, amortization, and interest expense, Adjusted EBITDA also excludes share-based compensation. This adjustment is made to provide clarity on our core earnings by eliminating fluctuations related to expenses paid that do not impact our cash position.

Furthermore, Adjusted EBITDA excludes the impact of foreign exchange (forex) gains or losses. These fluctuations can arise from the translation of monetary assets and liabilities denominated in foreign currencies and do not necessarily reflect the underlying operating performance of our business.

We also adjust for one-time legal and stock-related expenses that are non-recurring, such as legal costs associated with significant corporate transactions. By excluding these items, which are not expected to be ongoing, Adjusted EBITDA provides investors and management with a more consistent and comparable measure of our recurring operating profitability and cash flow generation ability.

Adjusted EBITDA is a non-IFRS financial measure, and while it is used, it should not be considered as a substitute for net income or cash flows from operating activities as determined in accordance with IFRS.

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RESULTS FROM OPERATIONS – FOURTH QUARTER ENDING JULY 31, 2025

	Three month ended July 31
	2025		2024
	$	% of Net Sales	$	% of Net Sales
Net Sales	$3,960,435	100%	$2,065,574	100%
Cost of Sales	1,674,383	42%	894,988	43%
Gross Profit	2,286,052	58%	1,170,586	57%

Expenses
Marketing	1,865,830	47%	954,013	46%
Selling, General and Administrative	3,161,136	80%	2,717,130	132%
Share Based Compensation	1,249,759	32%	535,208	26%
Foreign Exchange Loss	(26,062)	-1%	27,011	1%
Depreciation and Amortization	160,614	4%	271,282	13%
Total Expenses	6,411,277	162%	4,504,644	218%

Other Income	(559,291)	-14%	-	0%
Listing Expense	-	0%	-	0%
Loss before taxes	(4,684,516)	-118%	(3,334,058)	-161%

Loss and Comprehensive Loss	(4,684,516)	-118%	(3,334,058)	-161%

Loss per share, basic and diluted	$(0.02)		$(0.02)
Weighted average number of shares outstanding (basic and diluted)	193,338,589		160,583,499
EBITDA loss	(4,476,740)		(3,040,857)
Adjusted EBITDA loss	(2,476,137)		(2,478,460)

1.	Revenue

Net Sales for the Q4 2025 amounted to $4.0 million ($2.1 million in Q4 2024), an increase of $1.9 million (+92%) over the prior period. The +92% growth over the prior year primarily reflects new customer listings and expanded distribution, primarily in the ready-to-drink (RTD) category. In Q4 several new retailers began carrying the Company’s products, contributing to higher sales volumes and improved market penetration. The $4.0 million represents an increase over Q3 2025 ($3.6 million) of $0.4 million or 11%.

2.	Cost of Sales

The Company incurred cost of sales of $1.7 million ($0.9 million in Q4 2024), or 42% of Revenue in Q4 2025. Cost of sales are consistent with Q4 2024 (43% of Revenue) and mark an improvement over Q3 2025,where cost of sales accounted for 48% of Revenue—a decrease attributable to the absence of the expedited order costs incurred in Q3 to fulfil a time-sensitive customer request.

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3.	Marketing Expenses

During Q4 2025, the Company incurred marketing expenses totalling $1.9 million ($1.0 million in Q4 2024). This represents an increase of $0.9 million compared to the same period in the previous year, driven by ongoing investments in the development of the CWENCH Hydration and SPOKEN brands through targeted advertising, promotional activities, trade shows, and strategic partnerships with athletes and social media influencers. Marketing expenditures also rose by $0.3 million compared to Q3 2025 ($1.6 million), primarily attributable to our world-class training camp we ran in July 2025 featuring NHL superstars such as Nathan MacKinnon, Sidney Crosby, and Macklin Celebrini. Guided by leading performance coaches, this elite event highlighted advanced on-ice and off-ice preparation, providing unique insights into the training, mindset, and performance standards of top athletes. Cizzle Brands’ current marketing spend continues to align with its strategic growth objectives.

4.	Selling, General and Administrative Expenses

In the fourth quarter, the Company recorded selling, general, and administrative (SG&A) expenses totalling $3.2 million, representing an increase from $2.7 million in the same period of the previous year. This rise was primarily attributable to investments made to build out the Company’s structure, and a$0.2 million increase in Transportation and Distribution (T&D) expenses associated with greater product volumes delivered to customers. The growth in T&D expenses reflected increased sales volumes; however, T&D as a percentage of revenue declined by 1.7%, from 13.2% to 11.5%.

5.	Share-based Compensation

Share-based compensation expense increased to $1.2 million in the current quarter, compared to $0.5 million in Q4 of the prior year. This rise primarily reflects the issuance of shares and the accrual of Restricted Share Units (RSUs) granted to employees as part of the annual bonus program, aligning employee incentives with shareholder interests and supporting our talent retention strategy.

6.	Foreign Exchange Gain

Foreign Exchange Gain reported a slight gain of $26,062 as a result of a stronger Canadian dollar in Q4 2025.

7.	Depreciation and Amortization

Depreciation and amortization expense declined to $0.2 million in Q4 2025, compared to $0.3 million in the fourth quarter of the prior year. This decrease was primarily attributable to an intangible asset adjustment recorded in the previous year’s quarter. Excluding the impact of that adjustment, depreciation and amortization would have increased by $0.014 million, representing a 10% rise.

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8.	Other Expense

Subsequent to the year end, the Company received a Canada Revenue Agency (“CRA”) reassessment relating to previously claimed input tax credits for CBL. The allowance involved significant estimation, and the recovery of previously claimed input tax credits cannot be determined at this time. The Company has fully provided an allowance for doubtful HST receivable amounting to $560,523, which was included as Other Expense for the year ended July 31, 2025. Management is the process of filing a notice of objection. With the amalgamation of CBL and CBI, similar issues are not expected going forward.

8.	EBITDA and Adjusted EBITDA

The following table provides the reconciliation of Net Income to EBITDA and EBITDA to Adjusted EBITDA. Adjusted EBITDA was $(2.5) during the fourth quarter, compared to $(2.5) for prior fourth quarter. The increased Gross Profit, was offset by an increase in marketing spend aimed at supporting the growth of our brands, leading to a flat year over year Adjusted EBITDA. This investment underscores our commitment to expanding our market presence and, while temporarily impacting improvements in Adjusted EBITDA, it is expected to strengthen our brands over the long term and drive future performance.

	Three Months ended July 31
	2025	2024
Net Loss	$(4,684,516)	$(3,327,315)
Interest Expense	$47,162	$15,176
Depreciation and Amortization	$160,614	$271,282
EBITDA	$(4,476,740)	$(3,040,857)

Share Based Compensation	$1,249,759	$535,208
Foreign Exchange Loss	$(26,062)	$27,189
RTO & Listing Expense	$0	$-
Other Expense	$559,291	$-
Corporate Development Costs	$217,615	$-
Adjusted EBITDA	$(2,476,137)	$(2,478,460)

9.	Segment Information

The majority of the Company’s sales for the three months ended July 31, 2025 were to Retail/Wholesale in Canada representing 62% of total sales. Total Retail/Wholesale sales were 95% and direct-to-consumer sales were 5% of total sales during the three months ended July 31, 2025. Total sales in Canada were 64% of total sales, including Retail/Wholesale and direct to Consumer, whereas sales to the United States and other countries represented 35% of total sales.

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	For the Three months ended July 31, 2025
	Retail/Wholesale	Consumer	Total
Canada	$2,444,397	$97,981	$2,542,378	c4%
United States	$1,044,600	$227,988	$1,272,588	32%
Other	$145,469	$—	$145,469	4%
Total Segmented Revenues	$3,634,466	$325,969	$3,960,435	100%
	22%	8%	100%

	For the Three months ended July 31, 2024
	Retail/Wholesale	Consumer	Total
Canada	$1,464,869	$68,641	$1,533,510	74%
United States	$370,855	$33,696	$404,551	20%
Other	$127,513	$—	$127,513	c %
Total Segmented Revenues	$1,963,237	$102,337	$2,065,574	100%
	25%	5%	100%

RESULTS FROM OPERATIONS – FULL YEAR ENDING JULY 31, 21025

	Three month ended July 31
	2025		2024*
	$	% of Net Sales	$	% of Net Sales
Net Sales	$13,184,554	100%	$2,072,317	100%
Cost of Sales	5,638,663	43%	894,988	43%
Gross Profit	7,545,891	57%	1,177,329	57%

Expenses
Marketing	5,798,961	44%	1,026,778	50%
Selling, General and Administrative	11,310,731	86%	3,601,316	174%
Share Based Compensation	2,712,828	21%	793,058	38%
Foreign Exchange Loss	38,153)	0%	27,189	1%
Depreciation and Amortization	625,277	5%	286,479	14%
Total Expenses	20,485,950	155%	5,734,820	277%

Other Expense	418,772)	3%		0%
Listing Expense	500,000	4%		0%
Loss before taxes	(13,858,831)	-105%	(4,557,491)	-220%

Loss and Comprehensive Loss	(13,858,831)	-105%	(4,557,491)	-220%

Loss per share, basic and diluted	$(0.07)		$(0.03)
Weighted average number of shares outstanding (basic and diluted)	193,338,589		160,583,499
EBITDA loss	(13,166,846)		(4,255,836)
Adjusted EBITDA loss	(8,898,558)		(3,435,589)

*For the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024

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9.	Revenue

Net revenue for the year increased significantly over prior year, which reflected a partial year. The increase primarily reflects the impact of a full year of activity in 2025, and well as growth from capturing new customers. During the year, the Company partnered with new customer across Canada and the US, and international markets, broadening our reach and supporting higher volumes.

The Company is continuing to expand its strategic sales footprint across Canadian, U.S., and international markets, with a view to capitalizing on early successes to strengthen market penetration and broaden its global footprint. This period's performance underscores the potential of the CWENCH Hydration brand to firmly establish itself within the competitive hydration segment.

10.	Cost of Sales

The Company incurred cost of sales of $5.6 million ($0.9 million in 2024), or 43% of revenue for the twelve months ended July 31. 2025, consistent with the cost of sales % of revenue achieved for the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024.

11.	Marketing Expenses

The Company incurred marketing expenses totalling $5.8 million ($1.0 million in 2024). This represents the ongoing investments in the development of the CWENCH Hydration and SPOKEN brands through targeted advertising, promotional activities, trade shows, and strategic partnerships with athletes and social media influencers. Cizzle Brands’ current marketing spend continues to align with its strategic growth objectives.

12.	Selling, General and Administrative Expenses

In the twelve month ending July 31st 2025, the Company recorded selling, general, and administrative (SG&A) expenses totalling $11.3 million ($3.6 million in 2024) SG&A expenses increased in 2025 compared to the prior year, primarily reflecting the transition from a partial period of initial operations in 2024 to a full year of activities in 2025. The increase includes higher Transportation and logistics costs associated with a full year of sales, and Professional fees as the Company continued to establish it s operations and corporate infrastructure. The year-over-year change reflects both the timing of operational expenditures and investments in build the organization to support ongoing growth.

13.	Share Based Compensation

Share-based compensation expense for the year ended July 31st, 2025 was $2.7 million ($0.8 million in 2024). This figure reflects the cost of equity instruments, including stock options, RSUs, and shares granted to employees as part of the Company’s overall remuneration and retention programs. Option expense is estimated using the Black-Scholes model, while RSUs and issued shares are valued based on the share price at the grant or issuance date.

14.	Foreign Exchange Loss

Foreign Exchange Loss realized was $0.038 million.

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15.	Depreciation and Amortization

Depreciation and amortization $0.6 million, compared to $0.3 million for the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024. This decrease was primarily attributable to the amortization period being 12 months in 2025 compared to 7 months in 2024.

16.	Other Expense

Subsequent to the year end, the Company received a Canada Revenue Agency (“CRA”) reassessment relating to previously claimed input tax credits for CBL. The allowance involved significant estimation, and the recovery of previously claimed input tax credits cannot be determined at this time. The Company has fully provided an allowance for doubtful HST receivable amounting to $560,523, which was included as Other Expense for the year ended July 31, 2025. Management is the process of filing a notice of objection. With the amalgamation of CBL and CBI, similar issues are not expected going forward.

In October 2024, the Company received a settlement amount of $109,888 resulting from a litigation claim, which was included as a recovery in recorded as Other Expense.

17.	EBITDA and Adjusted EBITDA

The Company recorded an Adjusted EBITDA loss of $(8.9) million for fiscal 2025, compared to $(3.4) million for the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024. The higher EBITDA loss in Fiscal 2025 primarily reflects the transition to a full year of operations and increased expenditures in SG&A and Marketing as the Company established it commercial infrastructure, and develops it’s long term market presence.

	Year ended July 31
	2025	2024*
Net Loss	$(13,858,831)	$(4,557,491)
Interest Expense	$66,708	$15,176
Depreciation and Amortization	$625,277	$286,479
EBITDA	$(13,166,846)	$(4,255,836)

Share Based Compensation	$2,712,828	$793,058
Foreign Exchange Loss	$38,153	$27,189
RTO & Listing Expense	$880,920	$-
Other Expense	$418,772	$-
Corporate Development Costs	$217,615	$-
Adjusted EBITDA	$(8,898,558)	$(3,435,589)

*For the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024

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18.	Segment Information

The majority of the Company’s sales for the year ended July 31, 2025 were to Retail/Wholesale in Canada representing 64% of total sales. Total Retail/Wholesale sales were 93% and direct to Consumer sales were 7% of total sales during the three months ended July 31, 2025. Total sales in Canada were 67% of total sales, including Retail/Wholesale and director to Consumer, whereas sales to the United States and other countries represented 33% of total sales.

	For the Twelve months ended July 31, 2025
	Retail/Wholesale	Consumer	Total
Canada	$8,388,430	$410,655	$8,799,085	c7%
United States	2,906,003	577,888	$3,483,891	2c %
Other	901,578	—	$901,578	7%
Total Segmented Revenues	$12,196,011	$988,543	$13,184,554	100%
	23%	7%	100%

	For the date of incorporation, January 10, 2024 to July 31, 2024
	Retail/Wholesale	Consumer	Total
Canada	$1,464,869	$75,384	$1,540,253	74%
United States	$370,855	$33,696	$404,551	20%
Other	$127,513	$—	$127,513	c %
Total Segmented Revenues	$1,963,237	$109,080	$2,072,317	100%
	25%	5%	100%

LIQUIDITIY AND CAPITAL RESOURCES

1.	Net Working Capital

	2025	2024*
Cash and Cash Equivalents	$3,137,254	$1,519,516
Change in Balance
Accounts Receivable	2,428,897	1,303,433
Prepaid Expenses	(1,303,343)	3,020,816
Inventory	3,135,697	1,376,990
Accounts Payable and Accrued Liabilities	(5,481,430)	(1,409,619)
Changes in Net Working Capital	$(1,220,179)	$4,291,620

*For the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024

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Net working capital is a capital management measure and is defined as current assets less current liabilities. The Company had a net working capital of $5.2 million as of July 31, 2025 ($5.7 million at July 31, 2024). The net working capital is made up of $3.1 million in cash ($1.5 million in 2024), $3.7 million in trade receivables ($1.3 million in 2024), and $6.4 million in inventory, deposits, prepaids and other current assets ($4.4 million in 2024). This is offset by accounts payable and accrued liabilities of $6.7 million ($1.4 million in 2024), and Short Term Loans of $1.2 million ($0 in 2024).

2.    Cash Flows

The following table presents our cash flows for the year ended July 31, 2025, and January 10, 2024 (the date of incorporation of Cizzle Brands Ltd):

	2025	2024*
Cash, beginning of period	$1,519,516	$-
Cashflow from Operating Activities	$(8,900,360)	$(7,769,574)
Cashflow from Financing Activities	$10,718,668	$14,456,737
Cashflow from Investing Activities	$(200,570)	$(5,167,647)
Net Increase (Decrease) in Cash	$1,617,738	$1,519,516
Cash, end of period	$3,137,254	$1,519,516

*For the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024

Cash flow used in operating activities

Cash flow used in operating activities was $8.9 million for the year ended July 31, 2025, compared to $7.8 million in the prior period. Although the total cash burn increased year-over-year, the Company only started selling CWENCH in late May 2024. On a comparable basis, the monthly operating cash burn decreased in 2025 as the business benefited from higher sales and improved operating efficiency. The working capital changes in fiscal year 2024 reflect an increase in inventory and accounts receivable offset by an increase in accounts payable.

Cash flow (used in) provided by Financing activities

Cash provided by financing activities was lower in 2025 compared to the prior year, reflecting reduced proceeds from share issuances.

Cash flow used in Inventing activities

Cash flow from investing activities was minimal in 2025. In contrast, the prior year included a significant cash outflow related to the acquisition of an intangible asset associated with Cizzle Brands Inc. The absence of a similar acquisition in 2025 contributed to a lower overall cash usage in investing activities.

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CURRENT SHARE INFORMATION

Cizzle is authorized to issue an unlimited number of common shares with no par value and no special rights or restrictions attached. Since January 2024, the Company has completed several financings, including private placements and offerings, resulting in the issuance of common shares, warrants, and broker warrants. Key transactions included the issuance of founder shares, shares for consulting services, shares as part of a reverse takeover, and shares issued for services. Warrants and broker warrants were also issued and exercised during the period, with proceeds and costs allocated between share capital and warrant reserves based on relative fair value. All warrants have defined exercise prices and expiry dates, and their fair value was determined using the Black-Scholes Model. Broker units are now disclosed separately for transparency. As of the date of this MD&A, the Company has 211,929,191 shares, 49,365,837 warrants, 203,500 broker warrants, and 27,463,666 options. Detailed figures and terms for each issuance are provided in the financial statements and accompanying notes.

MATERIAL ACCOUNTING POLICIES

There are no material changes in accounting policies during the three and twelve months period ended July 31, 2025. For accounting policies, see the annual audited consolidated financial statements of the Cizzle Brands Limited for the period from January 10, 2024 (date of incorporation) to July 31, 2024.

CRITICAL JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The Company’s management makes judgments in its process of applying the Company’s accounting policies in the preparation of its condensed consolidated interim financial statements. In addition, the preparation of financial data requires that the Company’s management make assumptions and estimates of the effects of uncertain future events on the carrying amounts of the Company’s assets and liabilities at the end of the reporting period and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates as the estimation process is inherently uncertain. Estimates are reviewed continuously based on historical experience and other relevant factors. Revisions to estimates and the effects on the carrying amounts of the Company’s assets and liabilities are accounted for prospectively.

Note 5 of the Condensed Consolidated Interim Financial Statements for the three and twelve months ended July 31, 2025, reflects the critical judgments, estimates, and assumptions used to prepare the Company's condensed consolidated interim financial statements.

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RISK FACTORS AND UNCERTAINTIES

The Company is exposed to business risks that are inherent to the consumer-packaged goods industry along with being a newly formed company. The Company is focused on growing its business with new and existing customers and scaling to achieve continued growth and profitability. The details of these risks are set out in the Annual Information Form, which is available on SEDAR+.

1.	Going Concern

The condensed consolidated interim financial statements (the “financial statements”) have been prepared on a going concern basis in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standards Board (IASB). The going concern basis of presentation assumes the Company will continue to operate for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. During the twelve months ended July 31, 2025, the Company incurred a comprehensive loss of $13.9 million ($4.6 million in 2024). The Company also incurred negative cash flows from operations of $8.9 million during the twelve months ended July, 2025 ($7.8 million in 2024). The Company has an accumulated deficit of $18.4 million.

As disclosed in Note 2a, the year end financial statements do not include adjustments to the recoverability and classification of recorded assets and liabilities and related expenses that might be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and liquidate its liabilities and commitments in other than the normal course of business at amounts different from those in the accompanying condensed consolidated interim financial statements. Such adjustments could be material.

Despite strong initial financial performance and spending aligned with budget, the Company’s ability to continue as a going concern will depend on the Company’s ability to obtain the ongoing support of its creditors, lenders and investors, obtain profitable operations, generate significant sales and/or raise additional capital.

2.	Limited Operating History

Cizzle Brands faces inherent risks associated with being a new company, having only been in operation since early 2024 and having commercialized its first product in May 2024. As a newly established company, it lacks an extensive track record, which can limit its ability to predict future performance reliably and may pose challenges in securing sustained market traction. Additionally, the Company's ability to achieve growth targets, optimize its operations, and establish brand loyalty is still evolving. The limited operating history also increases exposure to unforeseen operational challenges, market fluctuations, and the competitive dynamics of the health beverage industry.

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3.	Future Capital Needs

The Company may require additional financing to support working capital needs in the future. The amount of additional capital required, the timing of capital needs and the availability of financing to fund those needs will depend on a number of factors, including the Company’s strategic initiatives and operating plans, the performance of its business, and the market conditions for debt or equity financing. Additionally, the amount of capital required will depend on the Company’s ability to meet its sales goals and otherwise successfully execute its operating plan. The Company believes it is imperative that it meet these sales objectives in order to lessen its reliance on external financing in the future. The Company intends to continually monitor and adjust its operating plan as necessary to respond to developments in its business, its markets and the broader economy. Although the Company believes various debt and equity financing alternatives will be available to it to support its working capital needs, financing arrangements on acceptable terms may not be available to the Company when needed. Moreover, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to the Company’s existing shareholders. Any such financing alternatives may not provide the Company with sufficient funds to meet its long-term capital requirements. If necessary, the Company may explore strategic transactions that it considers to be in the best interest of the company and its shareholders, which may include, without limitation, public or private offerings of debt or equity securities, a rights offering, and other strategic alternatives; however, these options may not ultimately be available or feasible when needed.

4.	Changes in Consumer Preferences

Consumer demand and appetite for premium hydration products and beverages in general, as well as industry trends, may change and evolve over time. The Company’s future success will depend, in part, upon the Company’s continued ability to maintain customer loyalty to the Company’s existing product offering and develop and introduce new and innovative products over time. The Company’s ability to compete, grow and differentiate itself requires it to be competitive in the areas of taste, quality, innovation and wellness. There can be no assurance of the Company’s ability to do so. In addition, product lifecycles for some premium hydration brands and/or products and/or packages may be limited before consumers’ preferences change. While the Company’s main product profile has resonated positively in the market, and many of the Company’s consumers are becoming loyal to the Company’s brands and their taste profiles, there can be no assurance that such preferences will continue into the future. The Company may be unable to achieve volume growth through product and packaging differentiation in the markets in which the Company competes.

FINANCIAL INSTRUMENTS, RISKS AND CAPITAL MANAGEMENT

The Company has exposure to counterparty credit risk, liquidity risk, and market risk associated with its financial assets and liabilities. The Company’s risk management program seeks to minimize potential adverse effects on the Company’s financial performance and ultimately shareholder value. The Company manages its risks and risk exposures through a combination of insurance, a system of internal controls, and sound business practices.

The Company’s financial instruments and the nature of the risks to which they may be subject to are set out in the following table.

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Risks
Market
			Foreign	Interest
	Credit	Liquidity	Exchange	Rate
Cash	Yes	-	Yes	-
Trade receivables	Yes	-	Yes	-
Accounts payable and accrued liabilities	-	Yes	-	-

The carrying values of cash, trade receivables, accounts payable and accrued liabilities, approximate their fair values due to their relatively short periods to maturity.

Credit risk

Credit risk arises from cash held with banks and trade receivables and these financial assets are subject to the expected credit loss model. The maximum exposure to credit risk is equal to the carrying value of the financial assets. The objective of managing counterparty credit risk is to prevent losses on financial assets. The Company minimizes the credit risk of cash by depositing with only reputable financial institutions and minimizes the credit risk of trade receivables by monitoring the counterparty’s creditworthiness and setting exposure limits.

To optimize cash flow and reduce the balance of prepaid expenses, the Company is actively negotiating improved credit terms with its suppliers. By securing longer payment periods and more favorable terms, the Company aims to reduce the need for large upfront payments, thereby enhancing liquidity and working capital management. These efforts are expected to strengthen the Company's financial position and support its long-term growth and sustainability.

Trade receivables and Total Sales with specific customers, each with 10% or more of total Company trade receivables and sales are summarized as follows:

	Trade Receivables		Total Sales
	As at		For the year ended
	July 31, 2025	July 31, 2024	July 31, 2025	2024-07-31*
Customer 1	720,601	203,183	2,683,586	689,740
Customer 2	-	130,754	1,677,980	-
Total	720,601	333,937	4,361,566	689,740

*For the period from January 10, 2024 (the date of incorporation of Cizzle Brands Ltd) to July 31, 2024

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk by continuously monitoring forecasts and actual cash flows and taking the necessary actions to maintain enough liquidity for operations and for growth objectives. The ability to settle obligations in cash is dependent on the Company raising financing in a timely manner and by maintaining sufficient cash in excess of anticipated needs.

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	As at	As at
	July 31, 2025	July 31, 2024
Accounts payable	$5,533,410	$1,043,762
Accrued liabilities	1,174,390	365,857
Total accounts payable and accrued liabilities	$6,707,799	$1,409,619

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates will affect the fair value of a financial instrument or its future cash flows.

The Company operates internationally with a sales coming from United States and other countries. The Company is, therefore, subject to foreign currency risk. The Company reports its financial results in Canadian dollars. The Company incurs expenses in both Canadian and U.S. dollars. To date, the Company has not used foreign currency forward contracts or other hedging strategies to manage its foreign currency exposure.

Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Company defines capital as equity and debt, comprised of issued common shares, warrants, contributed surplus, and accumulated deficit. The Company seeks to ensure that it has sufficient cash resources to maintain its ongoing operations and finance its research and development activities, corporate and administration expenses, working capital, and overall capital expenditures.

Foreign Currency Risk

The Company's expenses are denominated in Canadian dollars and some of its operations are in the U.S. The Company may be adversely affected by foreign currency fluctuations. A significant portion of its expenditures and reveneus are in US Dollars, and some reveneues and costs are demininated in Euros and the Company is therefore subject to foreign currency fluctuations which may, from time to time, impact its financial position and results of operations.

KEY MANAGEMENT COMPENSATION

Compensation for key management personnel, including the Company’s CEO and directors, was as follows for the three and nine months ended July 31, 2025:

		For the period from January
		10, 2024 (date of
	For the year ended	incorporation) to
	July 31, 2025	July 31, 2025
Salaries, consulting fees, bonus and benefits	$2,750,791	$774,345
Share-based payments	522,920	-
Total	$3,273,711	$774,345

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SUBSEQUENT EVENTS

Structure

On August 5, 2025, the Company’s two Canadian Subsidiaries, Cizzle Brands Inc. and Cizzle Brands Ltd., merged with the resulting entity being Cizzle Brands Inc. To facilitate the merger, Cizzle Brands Ltd. was continued under the CBCA as 17205325 Canada Inc. on August 1, 2025.

Debt

Subsequent to the end of the quarter, the Company repaid a $1 million working capital loan, and secured a new $5 million Revolving Line of Credit with eCapital. As noted above, the Company will continue to explore various financing options, through debt and equity markets, to support ongoing operations and working capital needs.

Short form base shelf prospectus

On October 7, 2025, following the end of the reporting period, the Company filed a short form base shelf prospectus (the “Prospectus”). Under this Prospectus, the Company and its selling securityholders may from time to time offer and issue up to $150 million aggregate initial offering price of various securities during the 25-month effective period. The securities may include: common shares, preferred shares, warrants, senior and subordinated unsecured debt securities (including convertible debt), subscription receipts, and units comprised of any combination of these instruments. These offerings may occur separately or together, in series, in amounts and on terms determined at the time of sale, as further detailed in prospectus supplements delivered together with the Prospectus. The filing of theProspectus provides the Company with flexibility to pursue financing opportunities and potentially expand its investor base and may have a material impact on the Company’s future financial position and operations. Management will continue to assess and disclose any developments relating to this Prospectus in subsequent reporting periods, as required under applicable Canadian securities laws.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY

The accompanying condensed consolidated interim financial statements of Cizzle Brands. and all information contained herein are the responsibility of management and have been approved by the Board of Directors. The condensed consolidated interim financial statements include some amounts based on management’s best estimates that have been made using careful judgment. Management has prepared the condensed consolidated interim financial statements in accordance with International Financial Reporting Standards. Financial and operating data elsewhere in the report are consistent with the information contained in the condensed consolidated interim financial statements. Although no cost- effective system of internal controls will prevent or detect all errors and irregularities, these systems are designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use, transactions are correctly recorded, and the financial records are reliable for preparing condensed consolidated interim financial statements.

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CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This MD&A includes “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian securities laws. All information, other than statements of historical facts, included in this MD&A that addresses activities, events or developments that the Company expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information is often identified by the words “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding:

•	future products and services;

•	expansion to product distribution;

•	the Company’s growth;

•	marketing and business plans and short-term objectives;

•	the intention to grow the business, operations and potential activities of the Company;

•	revenue;

•	use of available funds;

•	business milestones and objectives;

•	the protection of intellectual property;

•	exploration of new products and opportunities;

•	future risks to operations;

•	the Company’s business objectives;

•	the Company’s expectations regarding its business, financial condition and results of operations

•	future market share;

•	the outcome of legal proceedings which involve the Company;

•	strategic plans; and

•	strategic relationships with third parties.

These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to a number of risks and uncertainties, some of which are unknown at this time. Certain assumptions made in preparing the forward-looking statements contained in this MD&A include:

•	the Company’s ability to meet its obligations as they become due;

•	the Company’s ability to implement its growth strategies;

•	the Company’s competitive advantages;

•	the development of new products and product formats for the Company’s products;

•	the Company’s ability to manage any indebtedness as required;

•	the Company’s ability to obtain and maintain financing or to re-finance existing indebtedness on acceptable terms, as necessary;

•	the impact of competition;

•	changes and trends in the beverage industry and markets;

•	changes in laws, rules and regulations;

•	the Company’s ability to maintain and renew required licences;

•	the Company’s ability to maintain good business relationships with its customers, distributors and other strategic partners;

•	the Company’s ability to keep pace with changing consumer preferences;

•	the Company’s ability to protect intellectual property;

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•	the Company’s ability to retain key personnel;

•	The absence of material adverse changes in the industry and in Canadian, US or global economies

•	The Company’s future business performance;

•	The demand for the Company’s products; and

•	The conditions of the markets that the Company’s serves.

Although the Company believes that the assumptions underlying its statements are reasonable, they may prove to be incorrect. Given these risks, uncertainties and assumptions, investors should not place undue reliance on the forward-looking information.

The purpose of forward-looking information is to provide the reader with a description of management’s expectations, and such forward-looking information may not be appropriate for any other purpose. In particular, but without limiting the foregoing, disclosure in this MD&A under “Description of the Business” as well as statements regarding the Company’s objectives, plans and goals, including future operating results and economic performance may make reference to or involve forward-looking information. Although the Company believes that the expectations reflected in such forward-looking information are reasonable, it can give no assurance that such expectations will prove to have been correct.

While the Company believes its plans, intentions and expectations reflected in the forward-looking information are reasonable, it cannot assure you that these plans, intentions or expectations will be achieved. The Company’s actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking information relating to the Company contained in this MD&A as a result of various factors, including the risks, uncertainties and assumptions previously discussed, which include, but are not limited to, the following:

•	Ability to achieve and manage growth;

•	Failure to effectively expand sales capabilities could harm the Company’s ability to increase distribution and achieve broader market acceptance of its products;

•	The Company may need additional financing in the future, which may not be available when needed or may be costly and dilutive;

•	Changes in consumer preferences may reduce demand for some of the Company’s products;

•	The Company’s brand and image are keys to its business and any inability to maintain a positive brand image could have a material adverse effect on its results of operations;

•	The Company may be adversely impacted by the effects of high or prolonged inflation;

•	Competition from traditional and large, well-financed non-alcoholic beverage manufacturers may adversely affect the Company’s distribution relationships and may hinder development of its existing markets, as well as prevent the Company from expanding its markets;

•	The Company competes in an industry characterized by rapid changes in consumer preferences and public perception, so its ability to continue developing new products to satisfy the changing preferences of consumers will determine its long-term success;

•	The Company’s reliance on distributors, retailers and brokers could affect its ability to efficiently and profitably distribute and market its products, maintain its existing markets and expand its business into other geographic markets;

•	The Company incurs significant time and expense in attracting and maintaining key distributors;

•	If the Company loses any of its key distributors or national retail accounts, its financial condition and results of operations could be adversely affected;

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•	It is difficult to predict the timing and number of sales because most distributors and retailers are not required to place minimum orders with the Company;

•	If the Company does not adequately manage its inventory levels, its operating results could be adversely affected;

•	If the Company fails to maintain relationships with its independent contract manufacturers, its business could be harmed;

•	The Company’s dependence on independent contract manufacturers could make management of its manufacturing and distribution efforts inefficient or unprofitable;

•	The Company relies upon our ongoing relationships with its key flavor suppliers. If the Company is unable to source its flavors on acceptable terms from its key suppliers, the Company could suffer disruptions in its business;

•	Criticism of the packaged beverage market generally could adversely affect the Company’s operating results;

•	If the Company is unable to maintain brand image or product quality, its business could suffer;

•	Increased competition could hurt the Company’s business;

•	Consolidation of retailers, wholesalers and distributors and the dominant position of a limited number of key players in the industry may result in downward pressure on sales prices;

•	The Company’s failure to accurately estimate demand for its products could adversely affect its business and financial results;

•	If the Company fails to obtain and retain high-visibility sponsorship or endorsement arrangements with celebrities, or if the reputation of any of the celebrities that the Company partners with is impaired, the business of the Company may suffer;

•	The Company’s distributors and vendors are material to the Company’s success. If the Company is unable to maintain good relationships with its existing distributors and vendors, its business could suffer;

•	Changing retail landscape could hurt the Company’s business;

•	Incorrect product design or development could hurt the Company’s business;

•	Product information misrepresentations could happen and may adversely affect the Company’s business;

•	The Company relies on third party distributors and other logistics providers;

•	The Company relies on key inputs;

•	The Company’s success relies on its quality control systems;

•	The Company is subject to risks and uncertainty regarding future product development;

•	Risks related to the Company’s human capital;

•	Revenues derived entirely from packaged beverages;

•	Increases in costs and/or shortages of raw materials and/or ingredients and/or fuel could harm the Company’s business;

•	Fluctuation of quarterly operating results;

•	No assurance of profitability;

•	Fluctuations in foreign currency exchange rates may adversely affect the Company’s operating results;

•	Significant changes in government regulation may hinder sales;

•	Contamination or recalls of the Company’s ingredients or end products could adversely affect its business;

•	The Company’s intellectual property rights are critical to the Company’s success, and the loss of such rights could materially adversely affect its business;

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•	Litigation or legal proceedings could expose the Company to significant liabilities and thus negatively affect its financial results;

•	Future effective tax rates could be subject to volatility or adversely affected by a number of factors;

•	Catastrophic events could impact the Company’s operations and affect the Company’s ability to grow its business;

•	Climate change may negatively affect the Company’s business;

•	The Company’s business is seasonal and adverse weather conditions could negatively affect its business;

•	The Company depends on key information systems and third-party service providers;

•	If the Company is unable to securely maintain its customers’ confidential or credit card information, or other private data relating to the Company or its employees, the Company could be subject to negative publicity, costly government enforcement actions or private litigation, which could damage its business reputation and negatively affect its results of operations;

•	The Company must continually maintain and/or upgrade its information technology systems;

•	Conflicts of interest;

•	Limited operating history as a public company;

•	Potential volatility of share price;

•	No assurance of active market for shares;

•	Dividends;

•	A return on the Company’s securities is not guaranteed;

•	Global financial conditions;

•	Future sales of common shares by existing shareholders;

•	Additional issuances and dilution;

•	Publication of inaccurate or unfavourable research and reports; and

•	As a public company, there are costs associated with maintaining a public listing.

These risks, uncertainties, assumptions and other factors could cause the Company’s actual results, performance, achievements and experience to differ materially from its expectations, future results, performances or achievements expressed or implied by the forward-looking information.

The forward-looking information made in this MD&A relates only to events or information as of the date on which the statements are made in this MD&A. In addition, even if results and developments are consistent with the forward-looking information contained in this MD&A, those results and developments may not be indicative of results or developments in subsequent periods. The Company undertakes no obligation to update or revise publicly any forward-looking information, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events unless required under applicable securities laws. The Company’s forward-looking information is expressly qualified in their entirety by this cautionary statement.

An investor should read this MD&A with the understanding that the Company’s actual future results may be materially different from what is expected.

The forward-looking information and statements contained herein are presented for the purposes of assisting readers in understanding the Compnany’s expected financial and operating performance and its plans and objectives and may not be appropriate for other purposes.

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For a more detailed discussion of risks and other factors, see the Company’s Annual Information Form under the heading “Risk Factors”, or otherwise disclosed in the public filings made with applicable securities regulatory authorities and available under the Company’s SEDAR+ profile.

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